VIRTUS INVESTMENT COMPANY BLANKET BOND RECONCILIATION

August 31, 2017

Fund	Trust Size	Req. Bond Current Schedule		Maximum Bond Required
Virtus Alternative Solutions Trust	214,994,986	600,000		600,000
Virtus Asset Trust	17,349,004,359	7,500,000	*	2,500,000
Virtus Equity Trust	3,973,060,959	2,300,000		2,300,000
Virtus Opportunities Trust	21,976,887,898	9,100,000	*	2,500,000
Virtus Retirement Trust	15,166,830	225,000		225,000
Virtus Variable Insurance Trust	984,953,805	1,000,000		1,000,000
Duff & Phelps Utility and Corporate Bond Trust, Inc.	396,107,953	750,000		750,000
DNP Select Income Fund, Inc.	3,876,901,790	2,300,000		2,300,000
DTF Tax Free Income, Inc.	200,858,232	600,000		600,000
Duff & Phelps Global Utility Income Fund, Inc.	970,070,246	1,000,000		1,000,000
Duff & Phelps Select Energy MLP Fund, Inc.	245,881,293	600,000		600,000
Virtus Global Multi-Sector Income Fund	268,729,887	750,000		750,000
Virtus Total Return Fund Inc. (fka The Zweig Fund, Inc.)	403,555,020	750,000		750,000
Virtus Global Dividend & Income Fund (fka Zweig Total Return)	434,852,644	750,000		750,000
ETF Series I	909,503,216	1,000,000		1,000,000
Virtus ETF Trust II	200,860,124	600,000		600,000

TOTAL	52,421,389,242	29,825,000		18,225,000

*	Maximum Required Bond is $2.5 Million